HSBC USA INC. Basket Autocallable Notes
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
July 11, 2008
Pricing Supplement
(To the Prospectus dated April 5, 2006,
Prospectus Addendum dated December 12, 2007,
Prospectus Supplement dated October 12, 2007
and the Product Supplement dated October 23, 2007)

Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. Although the offering relates to the performance of three reference assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of the reference assets or as to the suitability of an investment in the related notes. The following key terms relate to this notes offering:

•     Aggregate Principal Amount: $1,000,000.00
•     Offering Period End Date: July 9, 2008 at 4:00 pm, New York City time
•     Initial Public Offering Price: $1,000.00 per note (100 percent)
•     Initial Valuation Date: July 9, 2008
•     Issue Date: July 16, 2008
•     Final Valuation Date: July 9, 2010
•     Maturity Date: 5 business days after the final valuation date and is expected to be July 16, 2010.
•     Agent’s Discount or Commission / Total(1): 3.75% / $37,500
•     Proceeds To Us / Total: 96.25% / $962,500
•     Payment at Maturity: If the notes have not been redeemed early pursuant to the auto redemption feature, including auto redemption on the final valuation date, you will receive a cash payment on the maturity date as described below:
o     If the final price of the worst performing reference asset is greater than or equal to its barrier price, you will receive an amount in cash equal to 100% of the principal amount.
o     If the final price of the worst performing reference asset is less than its barrier price, you will receive the physical delivery amount as described herein.

•     Auto Redemption Feature: The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to its initial price at the close of trading on the relevant auto redemption valuation date. In that case, the notes will be redeemed at the auto redemption amount corresponding to the relevant auto redemption payment date in accordance with the schedule below.
•     Initial Price: With respect to each reference asset, the applicable market price on the initial valuation date, as determined by the calculation agent.
•     Barrier Price: With respect to each reference asset, the product of the applicable barrier level for that reference asset multiplied by the applicable initial price of that reference asset.
•     Final Price: With respect to any reference asset, the applicable market price on the final valuation date for that reference asset, as determined by the calculation agent, subject to adjustments described herein.
•     Term of Notes: 24 months
•     CUSIP: 4042K0RA5
•     ISIN: US4042K0RA50
•     Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

(1)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total,” above.

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INITIAL PRICE	BARRIER LEVEL	BARRIER PRICE	PHYSICAL DELIVERY AMOUNT(2)
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	$124.79	75.00%	$93.5925	8.0135
POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)	$44.75	75.00%	$33.5625	22.3464
Midcap SPDR Trust (MDY)	$143.15	75.00%	$107.3625	6.9857
(2)	Any fractional shares included in the physical delivery amount will be paid in cash.

See “Risk Factors” in this pricing supplement beginning on page PR-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
October 8, 2008	5 business days after the first auto redemption valuation date; expected to be October 16, 2008	103.25% of principal amount
January 9, 2009	5 business days after the second auto redemption valuation date; expected to be January 16, 2009	106.50% of principal amount
April 8, 2009	5 business days after the third auto redemption valuation date; expected to be April 16, 2009	109.75% of principal amount
July 9, 2009	5 business days after the fourth auto redemption valuation date; expected to be July 16, 2009	113.00% of principal amount
October 8, 2009	5 business days after the fifth auto redemption valuation date; expected to be October 16, 2009	116.25% of principal amount
January 11, 2010	5 business days after the sixth auto redemption valuation date; expected to be January 19, 2010	119.50% of principal amount
April 9, 2010	5 business days after the seventh auto redemption valuation date; expected to be April 16, 2010	122.75% of principal amount
Final Valuation Date (July 9, 2010)	5 business days after the final valuation date; expected to be July 16, 2010	126.00% of principal amount
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)
Basket Autocallable Notes due July 16, 2010	$1,000,000.00	$39.30
(3)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

HSBC SECURITIES (USA) INC. July 11, 2008

GENERAL TERMS

This pricing supplement relates to one note offering linked to the performance of three reference assets identified on the cover page. The purchaser of a note will acquire a security linked to the performance of three reference assets as further described herein. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum dated December 12, 2007 and the product supplement dated October 23, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-2 of this pricing supplement, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement, prospectus addendum and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, prospectus addendum and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, prospectus addendum and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420407055751/v091073_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read risk factors number 2, 3 and 4 of the section “Risk Factors” beginning on page PS-3 of the product supplement and the risk factors beginning on page S-3 of the prospectus supplement. Note that risk factor number 1 on page PS-3 of the product supplement is superseded by risk factor number 1 below. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”;

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

•	“— Additional Risks Relating to Certain Notes With More Than One Instrument Comprising the Reference Asset.”

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. If your notes have not been redeemed pursuant to the auto redemption feature, including the auto redemption on the final valuation date, your payment at maturity for each note you hold will depend on the performance of the worst performing reference asset on the final valuation date such that: (i) if the final price of the worst performing reference asset is equal to or greater than its respective barrier price and less than its respective initial price, you will receive the principal amount of your notes at maturity and (ii) if the final price of the worst performing reference asset is below its respective barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset). This means that the performance of the worst performing reference asset will determine whether you lose principal. Accordingly, you may lose up to the entire principal amount of your notes.

We cannot predict the final price of any reference asset on the final valuation date or any auto redemption valuation date.

2.	You are exposed to the risks of each reference asset.

Your payment at maturity depends on the performance of each of the three reference assets. You should, therefore, be prepared to be exposed to the risks related to each of the reference assets. The amount you will receive at maturity will be determined by the performance of the worst performing reference asset, and poor performance by any of the reference assets over the term of notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any other reference asset.

3.	The notes are subject to an automatic early redemption feature.

The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to its initial price as of any auto redemption valuation date. This means that the performance of the worst performing reference asset will determine whether you receive the applicable auto redemption amount on any auto redemption valuation date.

4.	The notes differ from an investment in the reference assets because you will not participate in any appreciation in the value of any reference asset.

You will not participate in any appreciation in the value of any reference asset. If the market price of the worst performing reference asset is greater than the initial price of such worst performing reference asset as of any auto redemption valuation date, the auto redemption amount will not reflect any appreciation in the value of any reference asset.

Under no circumstances, regardless of the extent to which the value of any reference asset appreciates, will your return exceed the excess of the applicable auto redemption amount over the principal amount of your notes. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in one or more of the reference assets.

5.	There are specific risks relating to the reference assets.

The notes are subject to the risks of any investment in exchange traded funds, including the risk that the prices of the exchange traded funds may decline. Any of the following factors may have a negative effect on the value of any reference asset and thus adversely affect the trading value of the notes. The following is a list of some of the significant risks associated with the reference assets:

•
Historical performance of any reference asset does not indicate future performance of such reference asset. It is impossible to predict whether the value of any reference asset will rise or fall during the term of the notes; and

•
The trading prices of the reference assets will be influenced by political, economic, financial, market and other factors. It is impossible to predict what effect these factors will have on the value of the reference assets.

6.	An investment in the notes is subject to events involving the companies comprising each index that underlies SPY, QQQQ and MDY (each such index an “underlying index”)

General economic conditions and earnings results of the companies comprising an underlying index and real or anticipated changes in those conditions or results, may affect the value of the shares of a reference asset and the market value of the notes. In addition, if the dividend yield on shares of a reference asset increases, the value of the notes may decrease because the payment at maturity you will receive may not reflect the value of such dividend payments. Therefore, the yield you will receive by holding the notes to maturity may not be the same as if you had purchased shares of a reference asset and held them for a similar period.

7.	The value of shares of SPY, QQQQ and MDY may not completely track the value of the applicable underlying index.

Although the trading characteristics and valuations of shares of SPY, QQQQ and MDY will usually mirror the characteristics and valuations of their respective underlying indices, the value of the shares of either such reference asset may not completely track the value of its underlying index. A reference asset that is an exchange traded fund may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because a reference asset that is an exchange traded fund may not actually hold all of the stocks that comprise its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise its underlying index, the reference asset may not fully replicate the performance of its underlying index.

8.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. We intend to treat the notes for all tax purposes as pre-paid executory contracts with respect to the reference assets that are subject to the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended (“the Code”). Assuming the notes are treated as pre-paid executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the auto redemption payment date or upon a sale or exchange of the notes differs from your tax basis on the notes (which will generally be the amount you paid for the notes). However, because the U.S. federal income tax consequences of an investment in the notes are uncertain, other characterizations and treatments of the notes are possible. Indeed, there is an increased risk (as compared to other equity-linked notes) that the notes could give rise to current original issue discount income in respect of your investment (even before the receipt of any cash) and, upon maturity or earlier sale, short-term capital gain (even if held for a period longer than one year). Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page PR-7 of this pricing supplement and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this pricing supplement do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

SUMMARY

Auto Redemption Feature

The notes will be subject to early redemption on each auto redemption payment date if the market price of the worst performing reference asset is greater than or equal to its respective initial price at the close of trading on the relevant auto redemption valuation date. In that case, the notes will be redeemed at the auto redemption amount corresponding to the relevant auto redemption payment date in accordance with the schedule below.

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
October 8, 2008	5 business days after the first auto redemption valuation date; expected to be October 16, 2008	103.25% of principal amount
January 9, 2009	5 business days after the second auto redemption valuation date; expected to be January 16, 2009	106.50% of principal amount
April 8, 2009	5 business days after the third auto redemption valuation date; expected to be April 16, 2009	109.75% of principal amount
July 9, 2009	5 business days after the fourth auto redemption valuation date; expected to be July 16, 2009	113.00% of principal amount
October 8, 2009	5 business days after the fifth auto redemption valuation date; expected to be October 16, 2009	116.25% of principal amount
January 11, 2010	5 business days after the sixth auto redemption valuation date; expected to be January 19, 2010	119.50% of principal amount
April 9, 2010	5 business days after the seventh auto redemption valuation date; expected to be April 16, 2010	122.75% of principal amount
Final Valuation Date (July 9, 2010)	5 business days after the final valuation date; expected to be July 16, 2010	126.00% of principal amount

Principal Payment at Maturity

If your notes have not been redeemed pursuant to the auto redemption feature, including the auto redemption on the final valuation date, your payment at maturity for each note you hold will depend on the performance of the worst performing reference asset on the final valuation date such that: (i) if the final price of the worst performing reference asset is equal to or greater than its respective barrier price and less than its respective initial price, you will receive the principal amount of your notes at maturity and (ii) if the final price of the worst performing reference asset is below its respective barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset). Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price of the worst performing reference asset. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

On each auto redemption valuation date, subject to adjustment as described herein, the “worst performing reference asset” will be the reference asset with the lowest performance of the four reference assets as determined by the calculation agent by determining the percentage resulting from dividing the market price of each reference asset as of such auto redemption valuation date by its initial price.

For any reference asset, if an auto redemption valuation date is not a scheduled trading day the market price of such reference asset with respect to such auto redemption valuation date will be determined on the following day that is a scheduled trading day.

As described in the product supplement, on any scheduled trading day on which the value of a reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of such reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of such reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If a reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for such reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

Physical Delivery Amount

If the payment at maturity is in physical shares of the worst performing reference asset, you will receive a number of shares of the worst performing reference asset referred to as the “physical delivery amount” (with any fractional shares to be paid in cash in an amount equal to the number fractional shares multiplied by the final price of the worst performing reference asset). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your notes by the initial price of the worst performing reference asset. The physical delivery amount, the initial price of any reference asset and other amounts may change due to corporate actions.

Interest

The notes will not pay interest.

Market Disruption Event

To the extent a market disruption event exists with respect to a reference asset on any auto redemption valuation date, including the final valuation date, the market price of such reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to such reference asset; provided that if a market disruption event exists with respect to such reference asset on five consecutive scheduled trading days, that fifth scheduled trading day shall be the auto redemption valuation date or the final valuation date, as applicable, and the calculation agent shall determine the market price of such reference asset on such date. For the avoidance of doubt, if no market disruption event exists with respect to a reference asset on any auto redemption valuation date, the determination of the market price of such reference asset will be made on the auto redemption valuation date, irrespective of the existence of a market disruption event with respect to any other reference asset.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange (as defined below) fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to a reference asset, each exchange or quotation system on which futures or options contracts relating to such reference asset or its underlying index, if any, are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such reference asset or its underlying index, if any, has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such reference asset or its underlying index, if any, on such temporary substitute exchange or quotation system as on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to shares of the reference asset or its underlying index, if any.

“Relevant exchange” means, with respect to a reference asset, the primary exchange or quotation system on which shares of the reference asset or securities then included in the underlying index of the reference asset, if any, trade.

“Scheduled closing time” means, with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to a reference asset, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

The calculation agent will notify the noteholders of the existence of a market disruption event with respect to a reference asset on any day that but for the occurrence or existence of a market disruption event would have been the final valuation date.

Merger Event and Tender Offer

If a merger event or tender offer occurs with respect to any reference asset and any distributions of property (other than the publicly quoted new shares that are traded or listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or their successors in interest) are made on the shares of such reference asset, in whole or in part, then the calculation agent shall select an alternate component or successor shares (each as defined below) to replace such reference asset.

Delisting or Suspension of Trading in the Shares of the Reference Asset; Termination of the Reference Asset; and Discontinuance of the Underlying Index of the Reference Asset

If the shares of a reference asset are delisted from, or trading of shares of such reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines to be comparable to the shares of such reference asset (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of a reference asset are delisted from, or trading of the shares of such reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of such reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent and such successor or substitute security will be deemed to be such reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If a reference asset is liquidated or otherwise terminated (a “termination event”), the market price of the shares of such reference asset on any auto redemption valuation date, including the final valuation date, will be determined by the calculation agent in accordance with the general procedures last used to calculate such reference asset prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final price as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred with respect to a reference asset and the applicable underlying index sponsor discontinues publication of the applicable underlying index and if such underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to such underlying index, then the level of such underlying index will be determined by reference to the level of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the notes.

If a termination event has occurred with respect to a reference asset and the applicable underlying index sponsor discontinues publication of the applicable underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the level to be substituted for such underlying index on any auto redemption valuation date, including the final valuation date, will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate such underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a level as a substitute for the underlying index as described above, the successor underlying index or level, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of an underlying index may adversely affect trading in the notes.

“Underlying index” means:

• with respect to SPY, the S&P 500® Index;
• with respect to QQQQ, the Nasdaq-100 Index®; and
• with respect to MDY, S&P MidCap 400 Index.

“Underlying index sponsor” means:

• with respect to the S&P 500® Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.;
• with respect to the Nasdaq-100 Index®, The Nasdaq Stock Market, Inc.; and
• with respect to the S&P MidCap 400 Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in "Certain U.S. Federal Income Tax Considerations" in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section "Certain U.S. Federal Income Tax Considerations" in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes.

Under one approach, the notes would be treated as pre-paid executory contracts with respect to the reference assets that are subject to the “constructive ownership” rules of section 1260 of the Code. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Assuming the notes are treated as pre-paid executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Auto Redemption Payment Date or upon a sale or exchange of the notes differs from your tax basis on the notes (which will generally be the amount you paid for the notes). See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled executory contracts that are subject to the “constructive ownership” rules of section 1260 of the Code.

Under this approach, if we physically settle the notes and deliver the worst performing reference asset to a U.S. holder, the U.S. holder should not recognize any gain or loss (other than with respect to cash received in lieu of fractional shares, as described below) in respect of the notes. In this event, the U.S. holder should have an adjusted tax basis in all shares received (including for this purpose any fractional shares) equal to the principal amount of the note. The U.S. holder’s holding period for any shares received should start on the day after the delivery of the shares. Under this approach, the U.S. holder should generally recognize a capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of that cash received and the U.S. holder’s basis in the fractional shares, which is equal to the U.S. holder’s basis in all of the Reference Shares (including the fractional shares), times a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Reference Shares (including fractional shares).

U.S. holders and non-U.S. holders should consult the offering documents for the Reference Shares for the U.S. federal income tax treatment of acquiring, owning and selling the Reference Shares.

Under the “constructive ownership” rules of section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the reference asset directly. However, because the U.S. holder does not share in distributions made on the reference asset, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the reference assets directly.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. Under one approach, each note would be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the worst performing reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the worst performing reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option, and the Deposit would be treated as issued with original issue discount for U.S. federal income tax purposes, as described in the prospectus supplement under the heading "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit." Indeed, the risk that this characterization and treatment would prevail over the treatment of the notes as a pre-paid executory contract (as described above) is greater than with other non-principal protected equity-linked notes. Alternatively, the notes could be treated as debt instruments that are "contingent payment debt instruments" for federal income tax purposes, as described in the prospectus supplement under the heading "Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments" in prospectus supplement.

Recently, the Internal Revenue Service ("IRS") and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of certain securities (such as the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

SETTLEMENT

We expect that the delivery of the notes will be made against payment therefor on or about the issue date specified on the cover page of this pricing supplement, which will be the fifth business day following the initial valuation date of the notes (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

INFORMATION REGARDING REFERENCE ISSUERS AND REFERENCE ASSETS

All information related to the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

HYPOTHETICAL EXAMPLES
The examples are provided for illustrative purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the final prices of reference assets relative to their respective initial prices. We cannot predict the final price of any reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical final prices of the reference assets used in the illustrations below are not the actual final prices of the reference assets. In addition, the examples assume that the reference assets have no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference assets. Numbers in these examples may be rounded for ease of analysis.

The following examples indicate how the payment on any auto redemption payment date or the maturity date, as applicable, would be calculated with respect to a hypothetical USD1,000 investment in a note and illustrate that the payment on any auto redemption payment date or the maturity date will consist of either (i) an auto redemption amount (which amount will be greater than the principal amount of the notes) on an auto redemption payment date, (ii) USD1,000 at maturity or (iii) the physical delivery amount at maturity (which amount will have a value less than USD1,000) with any fractional shares to be paid in cash. Any payment received by investors will depend on several factors, including, but not limited to, (i) whether the market price of the worst performing reference asset is greater than or equal to its respective initial price on any auto redemption valuation date or less than its respective barrier price on the final valuation date, and (ii) the final price of the worst performing reference asset. The following is a general description of how returns on the notes are determined:

•
If, on any auto redemption valuation date, the market price of the worst performing reference asset is greater than or equal to its respective initial price, you will receive the auto redemption amount as described in the table below;

AUTO REDEMPTION VALUATION DATE	AUTO REDEMPTION PAYMENT DATE	AUTO REDEMPTION AMOUNT
October 8, 2008	5 business days after the first auto redemption valuation date; expected to be October 16, 2008	103.25% of principal amount
January 9, 2009	5 business days after the second auto redemption valuation date; expected to be January 16, 2009	106.50% of principal amount
April 8, 2009	5 business days after the third auto redemption valuation date; expected to be April 16, 2009	109.75% of principal amount
July 9, 2009	5 business days after the fourth auto redemption valuation date; expected to be July 16, 2009	113.00% of principal amount
October 8, 2009	5 business days after the fifth auto redemption valuation date; expected to be October 16, 2009	116.25% of principal amount
January 11, 2010	5 business days after the sixth auto redemption valuation date; expected to be January 19, 2010	119.50% of principal amount
April 9, 2010	5 business days after the seventh auto redemption valuation date; expected to be April 16, 2010	122.75% of principal amount
Final Valuation Date (July 9, 2010)	5 business days after the final valuation date; expected to be July 16, 2010	126.00% of principal amount

•
If the notes have not been redeemed pursuant to the auto redemption feature and the final price of the worst performing reference asset is equal to or greater than its barrier price and less than its initial price, you will receive 100% of the principal amount; or

•
If the notes have not been redeemed pursuant to the auto redemption feature and the final price of the worst performing reference asset is less than its barrier price, you will receive the physical delivery amount (with any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the worst performing reference asset).

For ease of analysis, the charts in the examples 1 through 4 below show only three auto redemption valuation dates. You should understand that this differs from the terms of the note, which provides for eight such auto redemption valuation dates.

Example 1 : The market price of the worst performing reference asset is greater than its initial price as of the second auto redemption valuation date. Therefore, an investor in the notes would receive, for each USD1,000 note, the applicable auto redemption amount equal to 106.50% on the second auto redemption payment date.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE	MARKET PRICE ON FIRST AUTO REDEMPTION VALUATION DATE	MARKET PRICE ON SECOND AUTO REDEMPTION VALUATION DATE
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	$124.79	$93.5925	$100.00	$140.00
POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)	$44.75	$33.5625	$42.00	$47.00
Midcap SPDR Trust (MDY)	$143.15	$107.3625	$120.00	$150.00

In this example, the market price of the worst performing reference asset at the close of trading on the first auto redemption valuation date is below its respective initial price. As a result, no auto redemption occurs on the first auto redemption date. However, at the close of trading on the second auto redemption valuation date, the market price of the worst performing reference asset is greater than its initial price. Therefore, the notes will be redeemed on the second auto redemption payment date. Because the notes are redeemed as of the second auto redemption valuation date, the auto redemption amount as of the corresponding auto redemption payment date is equal to 106.50% of the principal amount, and the amount an investor would receive, per USD1,000 note, on the second auto redemption payment date would equal USD1,065.00

This example shows that where the market price of the worst performing reference asset is greater than or equal to its initial price on any auto redemption valuation date, the notes will be redeemed and investors will receive an auto redemption amount on the applicable auto redemption payment date. Investors should also note that if the market price of the worst performing reference asset is greater than or equal to its initial price on an auto redemption valuation date, investors will receive the applicable auto redemption amount, regardless of whether the market price of any reference asset was below its barrier price on any previous day during the term of the notes.

Example 2: The notes are not redeemed on any auto redemption payment date prior to the final valuation date and the final price of the worst performing reference asset is greater than its initial price. Therefore, an investor in the notes would receive the applicable auto redemption amount as of the final auto redemption date, equal to USD1,260 at maturity for each USD1,000 note.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE	MARKET PRICE ON FIRST AUTO REDEMPTION VALUATION DATE	MARKET PRICE ON SECOND AUTO REDEMPTION VALUATION DATE	FINAL PRICE	PERFORMANCE OF REFERENCE ASSET
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	$124.79	$93.5925	$120.00	$110.00	$131.03	105.00%
POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)	$44.75	$33.5625	$50.00	$52.00	$49.23	110.00%
Midcap SPDR Trust (MDY)	$143.15	$107.3625	$150.00	$142.00	$144.58	101.00%

In this example, the market price of the worst performing reference asset is below its respective initial price at the close of trading on the first and second auto redemption valuation dates. However, at the close of trading on the final auto redemption valuation date, the final price of the worst performing reference asset is greater than its initial price. Therefore, the notes will be redeemed on the maturity date. Because the notes are redeemed on the maturity date, the auto redemption amount is equal to 126% of the principal amount, and the amount an investor would receive, per USD1,000 note, on the maturity date would equal USD1,260.

This example shows that where the notes have not been redeemed on any prior auto redemption payment date and the final price of the worst performing reference asset is greater than or equal to its initial price on the final auto redemption valuation date, investors will receive an auto redemption amount on the maturity date.

Example 3: The notes are not redeemed on any auto redemption payment date, and the final price of the worst performing reference asset is less than its initial price but greater than its barrier price. Therefore, an investor in the notes would receive USD1,000 at maturity per USD1,000 note.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE	MARKET PRICE ON FIRST AUTO REDEMPTION VALUATION DATE	MARKET PRICE ON SECOND AUTO REDEMPTION VALUATION DATE	FINAL PRICE	PERFORMANCE OF REFERENCE ASSET
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	$124.79	$93.5925	$132.00	$121.00	$137.27	110.00%
POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)	$44.75	$33.5625	$50.00	$43.00	$46.99	105.00%
Midcap SPDR Trust (MDY)	$143.15	$107.3625	$110.00	$102.00	$114.52	80.00%

In this example, the final price of the worst performing reference asset is less than its initial price and the final price of each reference asset is greater than its respective barrier price. Because the market price of the worst performing reference asset is never greater than or equal to its initial price on any auto redemption valuation date, the notes are not redeemed pursuant to the auto redemption feature. In addition, because the final price of the worst performing reference asset is greater than its barrier price, an investor in the notes would receive his initial investment of USD1,000 on the maturity date.

This example shows that if the notes are not redeemed pursuant to the auto redemption feature and if the final price of each of the reference assets does not fall below its respective barrier price, investors will receive their entire principal amount at maturity.

Example 4: The notes are not redeemed on any auto redemption payment date, and the final price of the worst performing reference asset is less than its barrier price. Therefore, an investor in the notes would receive the physical delivery amount at maturity.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE	MARKET PRICE ON FIRST AUTO REDEMPTION VALUATION DATE	MARKET PRICE ON SECOND AUTO REDEMPTION VALUATION DATE	FINAL PRICE	PERFORMANCE OF REFERENCE ASSET
STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)	$124.79	$93.5925	$120.00	$135.00	$131.03	105.00%
POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)	$44.75	$33.5625	$47.00	$40.00	$49.23	110.00%
Midcap SPDR Trust (MDY)	$143.15	$107.3625	$130.00	$125.00	$100.21	70.00%

In this example, the final price of the worst performing reference asset is less than its initial price and the final price of a reference asset is below its respective barrier price. Therefore, an investor in the notes would receive the physical delivery amount of the worst performing reference asset, which is equal to the final price of the worst performing reference asset multiplied by a number of shares equal to the physical delivery amount (with fractional shares to be paid in cash). In this example, an investor in the notes would receive the equivalent of USD700.00 per USD1,000 note, in the form of 6 shares of the worst performing reference asset and USD98.78 in cash as payment for 0.9857 fractional shares of such worst performing reference asset.

This example shows that if the notes are not redeemed pursuant to the auto redemption feature and the final price of a reference asset is less than its barrier price, then investors will receive physical delivery of shares of the worst performing reference asset in an amount equal to the physical delivery amount for such worst performing reference asset (with any fractional shares to be paid in cash).

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective reference asset for each quarter in the period from January 3, 2005 through June 30, 2008 and for the period from July 1, 2008 through July 9, 2008. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of each reference asset should not be taken as an indication of future performance of such reference asset.

STANDARD & POOR’S DEPOSITARY RECEIPTS® (SPY)

Description of STANDARD & POOR’S DEPOSITARY RECEIPTS®

According to publicly available information, STANDARD & POOR’S DEPOSITARY RECEIPTS® (“SPDRs”), are depositary receipts for an investment that seeks to correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Each one of the SPDRs represents a fractional undivided ownership interest in the SPDR Trust, Series I. The SPDR Trust, Series I, is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500® Index.

Underlying Index: S&P 500® Index

Information provided to or filed with the SEC by the SPDRs can be located by reference to Commission file numbers 333-46080 and 811-0615, respectively.

Historical Performance of SPDRs

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	123.25	116.25	117.96
June 30, 2005	121.94	113.55	119.18
September 30, 2005	124.74	118.26	123.04
December 30, 2005	128.09	116.91	124.51
March 31, 2006	131.47	124.40	129.83
June 30, 2006	132.80	122.36	127.28
September 29, 2006	133.97	122.39	133.58
December 29, 2006	143.24	132.66	141.69
March 30, 2007	146.38	136.75	142.00
June 29, 2007	154.40	141.48	150.43
September 28, 2007	155.52	137.28	152.58
December 31, 2007	157.51	140.67	146.21
March 31, 2008	146.96	126.10	131.97
June 30, 2008	144.30	127.04	127.98
July 1, 2008 through July 9, 2008	129.16	123.92	124.79

POWERSHARES QQQ TRUSTSM, SERIES 1 (QQQQ)

Description of the POWERSHARES QQQ TRUSTSM, SERIES 1

According to publicly available information, the POWERSHARES QQQ TRUSTSM, SERIES 1 (“QQQQ”) is an exchange-traded fund, designed to generally correspond to the price and yield performance of the Nasdaq-100 Index®. The QQQQ is a unit investment trust, organized under the laws of the State of New York that issues securities called PowerShares QQQ Index Tracking Stock. The QQQQ holds all the stocks in the Underlying Index. The Underlying Index measures the average performance of a broadly diversified group of stocks and includes 100 of the largest non-financial securities listed on the The Nasdaq Stock Market.

Underlying Index: Nasdaq-100 Index®

Information provided to or filed with the Commission by the QQQQ pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-61001 and 811-08947, respectively.

Historical Performance of QQQQ

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	40.29	35.94	36.55
June 30, 2005	38.68	33.70	36.79
September 30, 2005	40.14	35.96	39.46
December 30, 2005	42.33	37.33	40.42
March 31, 2006	43.31	40.16	41.94
June 30, 2006	43.05	37.16	38.76
September 29, 2006	40.95	35.54	40.65
December 29, 2006	44.86	39.88	43.16
March 30, 2007	45.55	42.07	43.53
June 29, 2007	47.92	43.31	47.57
September 28, 2007	51.68	44.40	51.41
December 31, 2007	55.07	48.65	51.24
March 31, 2008	51.47	41.06	43.72
June 30, 2008	50.61	43.68	45.17
July 1, 2008 through July 9, 2008	46.13	44.24	44.75

MIDCAP SPDR TRUST (MDY)

Description of Midcap SPDR Trus

According to publicly available information, Midcap SPDR Trust (“Midcap SPDRs”), are depositary receipts for an investment that seeks to provide investment results that generally correspond to the performance of the S&P MidCap 400 Index. Midcap SPDRS holds all of the S&P stocks in the MidCap 400 Index. Midcap SPDRs is a unit investment trust that consists of individual ownership interest units called SPDRs in the MidCap SPDR trust.

Underlying Index: S&P MidCap 400 Index

Information provided to or filed with the SEC by the Midcap SPDRs can be located by reference to Commission file numbers 333- 033-89088 and 811- 8972, respectively.

Historical Performance of Midcap SPDRs

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2005	125.24	115.18	120.40
June 30, 2005	127.06	114.13	125.25
September 30, 2005	132.52	125.34	130.92
December 30, 2005	137.63	121.50	134.69
March 31, 2006	145.15	133.71	144.85
June 30, 2006	149.58	130.31	139.17
September 29, 2006	140.76	129.66	137.90
December 29, 2006	150.22	135.70	146.60
March 30, 2007	158.85	145.09	154.57
June 29, 2007	168.53	154.00	162.95
September 28, 2007	168.34	144.97	160.90
December 31, 2007	167.91	149.00	155.10
March 31, 2008	156.05	132.40	141.16
June 30, 2008	163.34	142.68	148.80
July 1, 2008 through July 9, 2008	149.69	139.83	143.15